Exhibit 10.110

ACKNOWLEDGEMENT OF ASSIGNMENT OF

OIL AND GAS LEASE INTERESTS AND BILL OF SALE

STATE OF TEXAS	§
	§	KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF HOPKINS	§

THAT, THE ALLAR COMPANY, ALLEN C. LOCKLIN, and RIDLEY OIL CORPORATION (the “Assignors”) for and in consideration of the sum of Ten Dollars ($10.00) and other valuable consideration, the receipt of which was acknowledged, did sell, assign, transfer and convey unto SULPHUR BLUFF PROPERTIES, INC. whose address is 7600 Sierra Drive, Roseville, California 95678, (the “Assignee”) all of their right, title and interest, subject to the conditions therein stated, in and to the following described Oil and Gas Leases covering lands in Hopkins County, Texas, as therein described, to-wit:

1)	That certain Oil, Gas and Mineral Lease from Bert W. Davis et al to Leon Leggett dated October 30, 1963 and recorded in Volume 137, Page 40, Oil and Gas Lease Records, Hopkins County, Texas covering 80.0 acres of land in the A. O. Wetmore Survey, A–1017, Hopkins County, Texas;

2)	That certain Oil and Gas Lease from Bert W. Davis et al to L. A. Grelling dated February 1955 and recorded in Volume 98, Page 269, Oil and Gas Lease Records, Hopkins County, Texas covering certain lands in the A. O. Wetmore Survey, A–1017, Hopkins County, Texas as therein described;

3)	Oil, Gas and Mineral Lease dated January 29, 1936 from J. G. Reynolds and wife, as Lessors, to Shell Petroleum Corporation, as Lessee, recorded in Volume 27, Page 10, Oil and Gas Lease Records, Hopkins County, Texas covering 200.0 acres of land in the A. O. Wetmore Survey, A–1017, Hopkins County, Texas as therein described.

together with the personal property thereon or used or obtained in connection therewith. This assignment, transfer and conveyance was effected by an Assignment of Oil and Gas Lease Interests dated effective July 15, 1986 at 7:00 a.m. and recorded in Volume 19, Page 49 of the Real Property

Records, Hopkins County, Texas (the “Assignment”) and by a Bill of Sale dated effective July 15, 1986 at 7:00 a.m. and recorded in Volume 5, Page 112 of the Bill of Sale Records, Hopkins County, Texas (the “Bill of Sale”).

The Assignment and the Bill of Sale were specifically conditioned upon Assignee’s payment to Assignors, c/o of Ridley Oil Corporation, 803 First Place, Tyler, Texas 75702, the sum of $160,000.00 cash on or before September 13, 1986, and if such payment was not so timely made then the Assignment and the Bill of Sale should terminate and be of no further force or effect, and title to the premises and property therein assigned should automatically revert to the Assignors. The time of performance under the Assignment and the Bill of Sale was extended by agreement of Assignors and Assignee to October 24, 1986.

By this instrument, the Assignors acknowledge the receipt of the full consideration stated in the Assignment and the Bill of Sale and confirm the conveyances made therein.

The provisions of the Assignment shall be binding upon the heirs, successors and assigns of the Assignors and the Assignee named therein. The Assignment was issued and accepted without warranty of title of any kind but with full rights of subrogation.

IN WITNESS WHEREOF, this instrument is executed in counterpart originals this 21st day of October, 1986, effective as of July 15, 1986 at 7:00 a.m.

ATTEST:	THE ALLAR COMPANY

By:	By:
Title:

/s/ Allen C. Locklin
ALLEN C. LOCKLIN